                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 11

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                December 20, 2000
                              --------------------
             (Date of Event which Requires Filing of this Statement)

            If the filing person has previously filed a statement on
           Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is
 filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

-----------------------------
CUSIP NO. 38141G 10 4                  13D
-----------------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)            (a)  [x]
    As to a group consisting of persons other than Covered Persons   (b)  [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)

    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) OR 2(e)                                         [ ]

    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                      7. SOLE VOTING POWER (See Item 6)
     NUMBER OF           As to Covered Shares, 0
      SHARES             As to Uncovered Shares, as stated in Appendix A
   BENEFICIALLY      -----------------------------------------------------------
     OWNED BY         8. SHARED VOTING POWER (See Item 6) (Applies to each
     REPORTING           person listed on Appendix A.)
      PERSON             274,852,710 Covered Shares held by Covered Persons
       WITH              6,917 Uncovered Shares held by Covered Persons(3)
                         1,419,455 Other Uncovered Shares held by Covered
                            Persons(4)
                         10,987,710 shares held by KAA(5)
                         16,243,610 shares held by SBCM(5)
                     -----------------------------------------------------------
                      9. SOLE DISPOSITIVE POWER (See Item 6)
                         As to Covered Shares, less than 1%
                         As to Uncovered Shares, as stated in Appendix A
                     -----------------------------------------------------------
                     10. SHARED DISPOSITIVE POWER (See Item 6):
                         As to Covered Shares, 0
                         As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               276,279,082(6)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (Applies to each person listed on Appendix A.)                      [x](6)

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               57.1% (6)
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

----------------------
(1) For a definition of this term, please see Item 2.

(2) For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 88 private charitable foundations established by 88 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 10,987,710 and 16,243,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                        Bahrain              0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Lay Pheng Ang                            Singapore            0             0             0               0
Michael Appleby                                               0             0             0               0
Kazutaka P. Arai                     North Korea/             0             0             0               0
                                     South Korea
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Stephen D. Balsamo                                           100            0            100              0
Mark E. Bamford                                               0             0             0               0
John S. Barakat                                               0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Christopher M. Barter                                         0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Robert A. Beckwitt                                            0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
James J. Birch                              UK                0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Patrick C. Boyle                                              0             0             0               0
Charles C. Bradford III                                       0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Daniel G. Brennan                                             0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
Sholom Bryski                                                 0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
Calvert C. Burkhart                                           0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Carmine C. Capossela                                          0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Douglas W. Caterfino                                          0             0             0               0
Michael J. Certo                                              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Thomas P. Chang                                               0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                          0             0             0               0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
Liam Connell                                                  0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Gerard Dreyer                                                 0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
David B. Ford                                                 0             0             0               0
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0             0             0               0
Joseph H. Gleberman                                           0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0            2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
James S. Golob                                                0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Andrew M. Gordon                                              0             0             0               0


----------------------
(7) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
Eric P. Grubman                                               0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Walter H. Haydock                                             0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Peter C. Herbert                                              0             0             0               0
Raimund W. Herden                         Germany             0             0             0               0
Carl H. Hewitt                                                0          1000(8)          0             1000(8)
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                      0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                               0             0             0               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Masahiro Iwano                             Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Richard I. Jaffee                                             0             0             0               0


------------------
(8) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Fred J. Kambeitz                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
Sofia Katzap                                                  0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
R. Mark Keating                                               0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Peter A. Kiernan                           U.K.               0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
James T. Kiernan, Jr.                                         0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                          0             0             0               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael K. Klingher                                           0             0             0               0
Craig A. Kloner                                               0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Stanley Kogelman                                              0             0             0               0
John T. Koh                              Singapore            0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                                0            15(9)          0               15(9)
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Lawrence Kutscher                                             0             0             0               0
Christoph M. Ladanyi                      Austria             0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David  G. Lambert                                             0             0             0               0
Thomas K. Lane                                                0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chang-Ho J. Lee                       USA/South Korea         0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0


------------------
(9) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
George C. Liberopoulos                    Canada/USA          0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Robert W. Luckow                                              0             0             0               0
C. Richard Lucy                                               0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Nicolas I. Marovich                                           0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                                0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                              2             0             2               0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
James A. McNamara                                             0             0             0               0
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
Anne Welsh McNulty                                            0             0             0               0
John P. McNulty                                               0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Roberto Mendoza                                               0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Lowell J. Millar                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Peter A. Mindnich                                             0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Steven T. Mnuchin                                             0             0             0               0
Kurt C. Mobley                                                0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Jennifer Moses                                                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                             43             0             43              0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                           235             0           235               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            22             0             22              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Geoffrey W. Nicholson                       UK                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Alok Oberoi                                India              0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
John C. O'Hara                                                0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Robert J. Pace                                                0             0             0               0
Robert N. Packer                                              0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                             0             0             0               0
David E. Perlin                                               0             0             0               0
Antoinette Peskoff                                            0             0             0               0
William G. Peskoff                                            0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Nomi M. Prins                                                 0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Goran V. Puljic                                               0             0             0               0
Alok Puri                                   UK                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Stuart R. Rubenstein                                          0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                            Ireland/USA         0             0             0               0
Richard M. Ruzika                                             0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico            204             0           204               0
Richard A. Sapp                                               0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
Robert Schaefer                                               0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Gary B. Schermerhorn                                          0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Norman R. Schlanger                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0             0             0               0
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Ramakrishna Shanker                      India/USA            0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Allen W. Sinsheimer                                           0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0             0             0               0
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Steven H. Strongin                                            0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Todd A. Stuart                                                0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Andrew M. Swinburne                         UK                0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Robert E. Taylor                                              0             0             0               0
Greg W. Tebbe                                                 0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
Alfred Thomas                                                 0             0             0               0
Darren S. Thompson                                            0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia           554            0            554              0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
Robert T. Wagner                                              0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Berent A. Wallendahl                      Norway              0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Edward F. Watts, Jr.                                          0           190(10)         0              190(10)
David M. Weil                                                 0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Peter Wheeler                               UK                0             0             0               0
Barbara A. White                                              0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas F. Williams                                            0             0             0               0
Todd A. Williams                                              0             0             0               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Kevin D. Willsey                                              0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan             11             0             11              0
Anne Yang                                                     0             0             0               0


-------------------
(10) Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6            SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Xiang-Dong Yang                         China (PRC)           0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
Bryant M. Yunker, Jr.                                         0             0             0               0
Jeffrey J. Zajkowski                                          0             0             0               0
Michael J. Zamkow                                             0            20(11)         0               20(11)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 88 private                   N/A               0         1,419,455        0         1,419,455
charitable foundations established
by 88 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(12)


----------------------
(11)  Shared with family members.

(12) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
TRUSTS
120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M Alper 2000
    Annuity Trust I                                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000            Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                             0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Cody J Smith 2000 Annuity Trust I                            0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Connie K. Duckworth 2000 Annuity
    Trust I                                                      0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
The Constance A. Haydock 2000 Trust                              0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton, II 2000 Trust                             0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                      0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David L. Henle 2000
    Annuity Trust I                                              0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David W. Blood 2000
    Annuity Trust I                                              0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
Eff Warren Martin 2000 Childrens Trust      California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George William Wellde, III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
The Jason Kraus 2000 Trust                                       0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                            0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Kipp M. Nelson Trust                                         0             0             0              0
The Kyle F. Textor 2000 Trust                                    0             0             0              0
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000
    Annuity Trust I                                              0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Nina B. Haydock 2000 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2000
    Annuity Trust I                                              0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Katz 2000
    Annuity Trust I                                              0             0             0              0
The Robert J. O Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O Shea 2000 Family Trust                           0             0             0              0
The Robert J. Pace 2000
    Annuity Trust I                                              0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robin Neustein 2000
    Annuity Trust I                                              0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Terence M. O Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O Toole 2000 Family
    Trust                                                        0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust u/a dated 01/01/93 for the
    benefit of Stefanie Luckow              New Jersey           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The Walter H. Haydock 2000 Annuity
    Trust I                                                      0             0             0              0
The Walter H. Haydock, Jr. 2000 Trust                            0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
          ITEM 1                            OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS                  INDICATED)         SHARES        SHARES        SHARES        SHARES
--------------------------              -----------------   -----------    ---------    -----------    -----------
    2000 Grantor Retained Annuity
    Trust                                                        0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

PARTNERSHIPS
ALS Investment Partners, L.P.                Delaware            0             0             0              0
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0
Daniel G. Brennan Family Limited
    Partnership                              Illinois            0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

CORPORATIONS
Anahue Limited                                Jersey             0             0             0              0
Guapulo Holdings Ltd                          Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

         This Amendment No. 11 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 11 is being filed primarily because, as described under Item 4 below, certain Covered Persons (as defined below) have indicated their intent to sell up to an aggregate of 6,922,950 Covered Shares in the Rule 144 Program (as defined below) during the fiscal quarter ending February 23, 2001 and certain Covered Persons have indicated their intent to donate an aggregate of 2,393,322 Covered Shares to public charities and private foundations.

Item 1. Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2. Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership or corporation created by or for an Individual Covered Person solely for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey, 26 New Street, St. Helier, Jersey, JE4 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired the Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (v) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and
(vi) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4. Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of SLK. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending February 23, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 6,922,950 shares for all Covered Persons). It is currently anticipated that these sales will commence during the week of January 2, 2001. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         It is anticipated that on December 22, 2000, 118 Covered Persons will donate an aggregate of 2,009,843 Covered Shares to 118 private charitable foundations and 39 Covered Persons will donate an aggregate of 383,479 Covered Shares to 43 public charitable institutions (the "Charitable Donations").

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5. Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (a "Member Agreement"), between such SLK Covered Person and GS Inc. The form of Member Agreement is filed as an Exhibit to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull and the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK. Under these restrictions, each such PMD, Hull Covered Person and SLK Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors intend to waive the Partner Transfer Restrictions to permit the sale of up to an aggregate of 6,922,950 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending February 23, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto and to permit the Charitable Donations described in Item 4 above.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisition of SLK, each SLK Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument (the "Charitable Supplement"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplement. The Registration Rights Instrument and the Charitable Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto. GS Inc. intends to enter into a registration rights instrument similar to the Charitable Supplement in connection with the Charitable Donations described in Item 4 above.

         Pursuant to the Registration Rights Instrument and the Charitable Supplement, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplement to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplement in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.
         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7. Material to be Filed as Exhibits

  Exhibit                               Description
  -------                               -----------

     A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999
               (File No. 005-56295) (the "Initial Schedule 13D")).

     B.        Voting Agreement, dated as of April 30, 1999, by and among The
               Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice
               Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

     C.        Voting Agreement, dated as of April 30, 1999, by and among The
               Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
               Sumitomo Bank Capital Markets, Inc. (incorporated by reference to
               Exhibit C to the Initial Schedule 13D).

     D.        Form of Agreement Relating to Noncompetition and Other Covenants
               (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
               Sachs Group, Inc.).

     E.        Form of Pledge Agreement (the "IPO Pledge Agreement")
               (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
               Sachs Group, Inc.).

     F.        Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
               Exhibit E), dated July 10, 2000 (incorporated by reference to
               Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
               July 11, 2000 (File No. 005-56295)).

     G.        Registration Rights Instrument, dated as of December 10, 1999
               (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
               005-56295)).

     H.        Supplemental Registration Rights Instrument, dated as of December
               10, 1999 (incorporated by reference to Exhibit H to Amendment No.
               1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
               005-56295)).

     I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
               (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
               (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
               13D, filed June 30, 2000 (File No. 005-56295)).

     L.        Form of Counterpart to Shareholders' Agreement for non-U.S.
               corporations (incorporated by reference to Exhibit L to Amendment
               No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

     M.        Form of Counterpart to Shareholders' Agreement for non-U.S.
               trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

     N.        Form of Guarantee and Pledge Agreement for non-U.S. corporations
               (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     O.        Form of Pledge Agreement for shareholders of non-U.S.
               corporations (incorporated by reference to Exhibit O to Amendment
               No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

     P.        Form of Pledge Agreement for shareholders of non-U.S.
               corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
               June 30, 2000 (File No. 005-56295)).

     Q.        Form of Counterpart to Shareholders' Agreement for Transferee
               Covered Persons (incorporated by reference to Exhibit Q to
               Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
               (File No. 005-56295)).

     R.        Supplemental Registration Rights Instrument, dated as of June 19,
               2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

     S.        Supplemental Registration Rights Instrument, dated as of July 31,
               2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

     T.        Underwriting Agreement (U.S. Version), dated as of August 1, 2000
               (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     U.        Underwriting Agreement (International Version), dated as of
               August 1, 2000 (incorporated by reference to Exhibit U to
               Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
               (File No. 005-56295)).

     V.        Underwriting Agreement (Asia/Pacific Version), dated as of August
               1, 2000 (incorporated by reference to Exhibit V to Amendment No.
               5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

     W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

     X.        Power of Attorney (incorporated by reference to Exhibit I to
               Amendment No. 1 to the Initial Schedule 13D, filed December 17,
               1999 (File No. 005-56295)).

     Y.        Form of Amended and Restated Member Agreement, dated as of
               September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
               Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

     Z.        Form of Pledge Agreement, dated as of October 31, 2000, between
               GS Inc. and each SLK Covered Person (incorporated by reference to
               Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
               November 3, 2000 (File No. 005-56295)).

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                             CONVICTIONS OR         BENEFICIAL
                                                                              VIOLATIONS OF       OWNERSHIP OF THE
                                                                             FEDERAL OR STATE   COMMON STOCK OF THE
                                                                             LAWS WITHIN THE       GOLDMAN SACHS
     NAME        CITIZENSHIP   BUSINESS ADDRESS      PRESENT EMPLOYMENT      LAST FIVE YEARS        GROUP, INC.
-------------------------------------------------------------------------------------------------------------------
Steven M.            USA       85 Broad Street       Managing Director,          None           Covered Person, so
Bunson                         New York, NY          The Goldman Sachs                          ownership is as set
                               10004                 Group, Inc.                                forth in or
                                                                                                incorporated into
                                                                                                Item 5 above.
-------------------------------------------------------------------------------------------------------------------
Russell E.           USA       85 Broad Street       Managing Director,          None           Covered Person, so
Makowsky                       New York, NY          The Goldman Sachs                          ownership is as set
                               10004                 Group, Inc.                                forth in or
                                                                                                incorporated into
                                                                                                Item 5 above.
-------------------------------------------------------------------------------------------------------------------
Michael H.           UK        26 New Street,        Partner,                    None           None
Richardson                     St. Helier, Jersey,   Bedell Cristin
                               JE4 3RA
-------------------------------------------------------------------------------------------------------------------
John D. Amaral       UK        Victoria Hall         Vice President/             None           None
                               11 Victoria St.       Account Manager,
                               Hamilton HM11         J&H Marsh & McLennan
                               Bermuda
-------------------------------------------------------------------------------------------------------------------
Marguerite R.        USA       120 Broadway          Vice President,             None           None
Gorman                         New York, NY          Spear, Leeds &
                               10271                 Kellogg, L.P.

-------------------------------------------------------------------------------------------------------------------
Richard D.           UK        41 Cedar Avenue       Partner, Appleby,           None           None
Spurling                       Hamilton HM12         Spurling & Kempe
                               Bermuda

-------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B



ITEMS 2(D)
   AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending February 23, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.


                                                          NUMBER OF
               COVERED PERSON                              SHARES
               --------------                              ------
               Bradley I. Abelow                           14,847
               Paul M. Achleitner                          34,667
               Jonathan R. Aisbitt                         76,856
               Armen A. Avanessians                        35,000
               David Baum                                  15,338
               Frank A. Bednarz                               934
               Ron E. Beller                               32,377
               Lloyd C. Blankfein                          85,665
               Peter L. Briger, Jr.                        33,511
               Richard J. Bronks                           16,357
               Lawrence R. Buchalter                       25,952
               Michael J. Carr                             19,325
               Christopher J. Carrera                      16,196
               Mary Ann Casati                             11,515
               Zachariah Cobrinik                          26,526
               Abby Joseph Cohen                           10,000
               Gary D. Cohn                                42,553
               Christopher A. Cole                         25,000
               Carlos A. Cordeiro                          50,570
               Henry Cornell                               50,000
               Jon S. Corzine                             174,670
               Claudio Costamagna                          18,711
               Frank L. Coulson, Jr.                       64,271
               Philip M. Darivoff                          12,846
               Timothy D. Dattels                          30,721
               Gavyn Davies                                50,000
               David A. Dechman                            16,096
               Joseph Della Rosa                           47,543
               Alexander C. Dibelius                        4,045
               John O. Downing                             45,000
               Connie K. Duckworth                         41,905
               C. Steven Duncker                           25,000
               Glenn P. Earle                              29,930
               Paul S. Efron                               16,539
               Aubrey Ellis, Jr.                            2,000
               J. Michael Evans                            69,756
               W. Mark Evans                               90,000
               Pieter Maarten Feenstra                     17,063
               Lawton W. Fitt                              25,000
               David B. Ford                               64,807
               Edward C. Forst                             13,577
               Christopher G. French                       16,713
               Richard A. Friedman                         92,373
               Peter C. Gerhard                            50,185
               Joseph H. Gleberman                         60,665
               Jeffrey B. Goldenberg                       14,046
               Jacob D. Goldfield                          53,606
               Geoffrey T. Grant                           28,381

                                                          NUMBER OF
               COVERED PERSON                              SHARES
               --------------                              ------
               Eric P. Grubman                             34,166
               Joseph D. Gutman                            15,000
               Robert S. Harrison                          33,566
               Thomas J. Healey                            50,792
               Sylvain M. Hefes                             3,002
               David L. Henle                              10,000
               Mary C. Henry                               25,000
               M. Roch Hillenbrand                         15,000
               Jacquelyn M. Hoffman-Zehner                 23,615
               Robert J. Hurst                             30,000
               Francis J. Ingrassia                        36,622
               Timothy J. Ingrassia                        10,000
               Reuben Jeffery III                          60,971
               Stefan J. Jentzsch                          15,778
               Ann F. Kaplan                               56,686
               Barry A. Kaplan                             23,062
               Scott B. Kapnick                            56,367
               Robert J. Katz                              60,000
               Kevin W. Kennedy                            83,474
               Douglas W. Kimmelman                         7,000
               Bradford C. Koenig                          33,536
               Jonathan L. Kolatch                         35,716
               David G. Lambert                            22,584
               Thomas D. Lasersohn                         16,363
               Matthew G. L'Heureux                        17,170
               Lawrence H. Linden                          55,336
               Robert Litterman                            33,504
               Robert H. Litzenberger                      10,137
               Jonathan M. Lopatin                         31,092
               Michael R. Lynch                            70,000
               Peter G.C. Mallinson                        55,907
               Arthur S. Margulis, Jr.                      9,900
               Ronald G. Marks                             27,462
               Eff W. Martin                               66,977
               John P. McNulty                             91,171
               E. Scott Mead                               45,000
               Sanjeev K. Mehra                            18,409
               T. Willem Mesdag                            43,724
               Eric M. Mindich                             57,020
               Masanori Mochida                            77,444
               Karsten N. Moller                           31,052
               Thomas K. Montag                            52,059
               Robert B. Morris III                        60,179
               Sharmin Mossavar-Rahmani                    64,249
               Edward A. Mule                              48,289
               Thomas S. Murphy, Jr.                       11,781
               Philip D. Murphy                            20,000
               Avi M. Nash                                 10,480
               Daniel M. Neidich                           68,418
               Kipp M. Nelson                              31,970
               Robin Neustein                              12,500
               Michael E. Novogratz                        14,538
               Terence J. O'Neill                          54,649
               Timothy J. O'Neill                          64,000
               Donald C. Opatrny, Jr.                      59,472
               Robert J. O'Shea                            51,759
               Greg M. Ostroff                             11,849

                                                          NUMBER OF
               COVERED PERSON                              SHARES
               --------------                              ------
               Terence M. O'Toole                          70,000
               Robert J. Pace                              12,313
               Scott M. Pinkus                             52,625
               Timothy C. Plaut                            35,751
               Wiet H.M. Pot                               69,996
               John J. Powers                              50,000
               Michael A. Price                            16,011
               Scott Prince                                13,826
               Stephen D. Quinn                            57,848
               Michael G. Rantz                            31,893
               Girish V. Reddy                             15,505
               Arthur J. Reimers III                       39,166
               James P. Riley, Jr.                         58,411
               Simon M. Robertson                          46,317
               J. David Rogers                             63,310
               Emmanuel Roman                              16,599
               Ralph Rosenberg                             12,420
               Stuart M. Rothenberg                        30,151
               Michael S. Rubinoff                         16,330
               Richard M. Ruzika                           15,701
               Jeri Lynn Ryan                               9,189
               John C. Ryan                                18,000
               Michael D. Ryan                             10,000
               Richard A. Sapp                             80,000
               Joseph Sassoon                              51,446
               Tsutomu Sato                                20,455
               Muneer A. Satter                            29,078
               Jonathan S. Savitz                           9,908
               Peter Savitz                                26,563
               Howard B. Schiller                          31,377
               Antoine Schwartz                            17,165
               Eric S. Schwartz                            56,655
               Charles B. Seelig, Jr.                      50,000
               Steven M. Shafran                           23,974
               Richard G. Sherlund                         37,564
               Michael S. Sherwood                         53,594
               Howard A. Silverstein                       20,000
               Dinakar Singh                               16,087
               Christian J. Siva-Jothy                     16,500
               Cody J Smith                                36,371
               Jonathan S. Sobel                           16,052
               Marc A. Spilker                             29,322
               Daniel W. Stanton                           40,000
               Esta E. Stecher                             37,081
               Cathrine S. Steck                           12,359
               Fredric E. Steck                            20,000
               Robert K. Steel                            100,000
               Gene T. Sykes                               40,000
               Mark R. Tercek                              26,628
               Donald F. Textor                            33,921
               John R. Tormondsen                          25,000
               Leslie C. Tortora                           62,455
               John L. Townsend III                        30,142
               Byron D. Trott                              20,000
               Thomas E. Tuft                              70,214
               Malcolm B. Turnbull*                        17,192


--------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                                          NUMBER OF
               COVERED PERSON                              SHARES
               --------------                              ------
               John E. Urban                               16,314
               Lee G. Vance                                41,378
               David A. Viniar                             70,000
               Thomas B. Walker III                        76,145
               George H. Walker IV                         15,092
               Patrick J. Ward                             97,461
               George W. Wellde, Jr.                       40,000
               Anthony G. Williams                         56,010
               Gary W. Williams                            45,000
               Jon Winkelried                              56,072
               Richard E. Witten                           67,001
               Yasuyo Yamazaki                             19,027
               Danny O. Yee                                35,077
               Michael J. Zamkow                           39,134
               Gregory H. Zehner                           24,388
               Joseph R. Zimmel                            74,398
               Barry L. Zubrow                             61,000
               Mark A. Zurack                              29,327

               TRUSTS
               The Guapulo Trust                           35,625

               PARTNERSHIPS
               Daniel G. Brennan Family                     5,097
               Limited Partnership
               The Rizner Family Limited                    7,623
               Partnership

               CORPORATIONS
               HJS2 Limited                                10,697
               Majix Limited                               22,000
               Melalula Limited                            61,536
               Vyrona Holdings Limited                     64,648

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 32,046 shares of Common Stock are deliverable to Covered
Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

On January 2, 2001, 90,649 shares of Common Stock will be delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. These shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D


On November 27, 2000, 202 new Managing Directors at GS Inc. became Covered Persons. These new Managing Directors collectively own 330,020 Covered Shares and 441 Uncovered Shares.

The following sales of shares of Common Stock were made by the following Covered Persons through Mellon Investor Services, L.L.C. for cash on the New York Stock Exchange:

  COVERED PERSON         TRADE DATE             NUMBER OF SHARES      PRICE PER SHARE
  ------------------------------------------------------------------------------------
Douglas W. Caterfino     October 19, 2000         150                  $101.75

Kenneth W. Willman       October 19, 2000         300                   101.75

Oliver L. Frankel        October 20, 2000         700                   103.44

Sofia Katzap             October 20, 2000         397                   103.44

John J. Masterson        October 20, 2000         200                   103.44

John P. Rustum           October 20, 2000         100                   103.44

Melissa R. Brown         October 23, 2000       1,000                   102.66

Peter C. Herbert         October 27, 2000         550                    94.00

John P. Rustum           October 27, 2000         100                    94.00

Brahm S. Cramer          November 1, 2000       1,489                    96.19

John P. Rustum           November 3, 2000         100                    99.25

Peter C. Herbert         November 8, 2000       1,489                    92.12

John P. Rustum           December 20, 2000        450                    90.64



The following purchases and sales of shares of Common Stock were made by the following Covered Persons through Morgan Stanley Dean Witter & Co. for cash on the New York Stock Exchange:

  COVERED PERSON   PURCHASE OR SALE      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
  ------------------------------------------------------------------------------------------
  Peter Savitz     Purchase           November 6, 2000          1,000          $97.13

  Peter Savitz     Sale               November 7, 2000          1,000           95.69

  Peter Savitz     Purchase           November 22, 2000         1,000           80.50

  Peter Savitz     Sale               November 30, 2000         1,000           81.69


The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below.

                            ACQUISITION OR
COVERED PERSON               DISPOSITION      TRANSACTION DATE      NUMBER OF SHARES  PRICE PER SHARE
--------------------------------------------------------------------------------------------
 Kevin D. Naughton          Acquisition         October 31, 2000     231.58           $99.38

 Allen Sangines-Krause      Acquisition         October 31, 2000     204.34            99.38

 Kevin D. Naughton          Acquisition         November 24, 2000      0.05            81.50

 Allen Sangines-Krause      Disposition         November 24, 2000      3.94            81.50

 Thomas J. McAdam           Acquisition         November 30, 2000      1.75            82.00

RULE 144 PROGRAM

Commencing on September 25, 2000, the Covered Persons listed in Table I below sold an aggregate of 7,897,714 Covered Shares under the Rule 144 Program referred to in Item 4 above through November 10, 2000. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day. This table supplements and supersedes the table set forth in Annex E to Amendment No. 10 to this Schedule 13D.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:


Table I

                                                   SHARES SOLD EACH   TOTAL SHARES SOLD ON
          COVERED PERSON                              TRADING DAY       ALL TRADING DAYS
          --------------                              -----------       ----------------
Bradley I. Abelow                                               446                 15,628
Paul M. Achleitner                                            2,000                 70,000
Jonathan R. Aisbitt                                           2,311                 80,901
Andrew M. Alper                                               1,428                 50,000
Armen A. Avanessians                                            714                 25,000
David Baum                                                      461                 16,145
Ron E. Beller                                                   974                 34,081
Lloyd C. Blankfein                                            2,576                 90,173
Peter L. Briger, Jr.                                          1,008                 35,274
Richard J. Bronks                                               492                 17,218
Lawrence R. Buchalter                                           780                 27,318
Michael J. Carr                                                 581                 20,342
Christopher J. Carrera                                          487                 17,048
Mary Ann Casati                                                 343                 12,000
Zachariah Cobrinik                                              798                 27,922
Abby Joseph Cohen                                               286                 10,000
Gary D. Cohn                                                  1,280                 44,792
Christopher A. Cole                                           1,363                 47,713
Carlos A. Cordeiro                                            1,521                 53,232
Henry Cornell                                                 1,531                 53,595
E. Gerald Corrigan                                            1,714                 60,000
Jon S. Corzine                                                5,252                183,863
Claudio Costamagna                                              592                 20,721
Frank L. Coulson, Jr.                                         1,933                 67,653
Randolph L. Cowen                                               864                 30,234
Philip M. Darivoff                                              386                 13,522
Timothy D. Dattels                                              924                 32,338
Gavyn Davies                                                  2,754                 96,392
David A. Dechman                                                484                 16,943
Joseph Della Rosa                                             1,430                 50,046

--------
* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

                                                   SHARES SOLD EACH   TOTAL SHARES SOLD ON
          COVERED PERSON                              TRADING DAY       ALL TRADING DAYS
          --------------                              -----------       ----------------
Alexander C. Dibelius                                           295                 10,331
John O. Downing                                               1,000                 35,000
Connie K. Duckworth                                           1,260                 44,111
Glenn P. Earle                                                  900                 31,505
Paul S. Efron                                                   497                 17,410
J. Michael Evans                                              1,233                 43,148
W. Mark Evans                                                 2,000                 70,000
Pieter Maarten Feenstra                                         513                 17,961
David B. Ford                                                 1,949                 68,217
Edward C. Forst                                                 408                 14,292
Christopher G. French                                           503                 17,593
Richard A. Friedman                                           2,778                 97,235
Joseph D. Gatto                                                 857                 30,000
Peter C. Gerhard                                              1,509                 52,826
Nomi P. Ghez                                                  1,170                 40,947
Joseph H. Gleberman                                           1,824                 63,858
Jacob D. Goldfield                                            1,612                 56,427
Amy O. Goodfriend                                               526                 18,410
Andrew M. Gordon                                                143                  5,000
Geoffrey T. Grant                                               853                 29,874
Eric P. Grubman                                               1,027                 35,964
Joseph D. Gutman                                                777                 27,214
Robert S. Harrison                                            1,009                 35,332
Thomas J. Healey                                              1,527                 53,466
Sylvain M. Hefes                                              2,034                 71,210
David B. Heller                                                 571                 20,000
David L. Henle                                                  429                 15,000
Mary C. Henry                                                   907                 31,752
M. Roch Hillenbrand                                             429                 15,000
Jacquelyn M. Hoffman-Zehner                                     710                 24,858
Fern Hurst                                                      286                 10,000
Robert J. Hurst                                               1,143                 40,000
Francis J. Ingrassia                                          1,101                 38,549
Reuben Jeffery III                                            1,833                 64,180
Stefan J. Jentzsch                                              279                  9,759
Chansoo Joung                                                   573                 20,069
Ann F. Kaplan                                                 1,705                 59,669
Scott B. Kapnick                                              1,695                 59,333
Robert J. Katz                                                1,286                 45,000
Douglas W. Kimmelman                                            654                 22,890
Bradford C. Koenig                                            1,008                 35,301
Jonathan L. Kolatch                                           1,074                 37,596
Peter S. Kraus                                                  417                 14,599
David G. Lambert                                                679                 23,773
Thomas D. Lasersohn                                             492                 17,224

                                                   SHARES SOLD EACH   TOTAL SHARES SOLD ON
          COVERED PERSON                              TRADING DAY       ALL TRADING DAYS
          --------------                              -----------       ----------------
Lawrence H. Linden                                            1,664                 58,248
Robert Litterman                                              1,007                 35,267
Robert H. Litzenberger                                          305                 10,671
Jonathan M. Lopatin                                             935                 32,729
Michael R. Lynch                                              2,184                 76,454
Peter G. C. Mallinson                                         1,681                 58,849
Arthur S. Margulis, Jr.                                         298                 10,436
Ronald G. Marks                                                 826                 28,907
Eff W. Martin                                                 2,014                 70,502
John P. McNulty                                               2,742                 95,969
E. Scott Mead                                                 1,358                 47,532
Sanjeev K. Mehra                                                554                 19,378
T. Willem Mesdag                                              1,315                 46,026
Eric M. Mindich                                               1,715                 60,021
Masanori Mochida                                              2,329                 81,520
Karsten N. Moller                                               934                 32,686
Thomas K. Montag                                              1,143                 40,000
Robert B. Morris III                                          1,810                 63,346
Michael P. Mortara                                            2,966                103,831
Sharmin Mossavar-Rahmani                                      1,932                 67,631
Edward A. Mule                                                1,452                 50,830
Thomas S. Murphy, Jr.                                           354                 12,401
Philip D. Murphy                                                571                 20,000
Avi M. Nash                                                     314                 11,000
Daniel M. Neidich                                             2,057                 72,019
Kipp M. Nelson                                                  961                 33,652
Robin Neustein                                                1,247                 43,644
Suzanne M. Nora Johnson                                       1,780                 62,319
Michael E. Novogratz                                            437                 15,304
Terence J. O'Neill                                            1,643                 57,525
Timothy J. O'Neill                                            1,951                 68,302
Donald C. Opatrny, Jr.                                        1,788                 62,602
Robert J. O'Shea                                              1,556                 54,483
Greg M. Ostroff                                                 356                 12,473
Terence M. O'Toole                                            2,214                 77,486
Robert J. Pace                                                  370                 12,961
Gregory K. Palm                                               1,089                 38,117
Scott M. Pinkus                                               1,582                 55,395
Timothy C. Plaut                                              1,075                 37,633
Wiet H. M. Pot                                                2,105                 73,680
John J. Powers                                                2,105                 73,679
Scott Prince                                                    416                 14,554
Stephen D. Quinn                                              1,740                 60,892
Michael G. Rantz                                                959                 33,571
Girish V. Reddy                                                 466                 16,321

                                                   SHARES SOLD EACH   TOTAL SHARES SOLD ON
          COVERED PERSON                              TRADING DAY       ALL TRADING DAYS
          --------------                              -----------       ----------------
Arthur J. Reimers III                                         1,178                 41,228
James P. Riley, Jr.                                           1,756                 61,485
Simon M. Robertson                                            1,371                 48,000
J. David Rogers                                               1,904                 66,642
Emmanuel Roman                                                  499                 17,473
Ralph Rosenberg                                                 373                 13,073
Stuart M. Rothenberg                                            907                 31,738
Michael S. Rubinoff                                             491                 17,189
Richard M. Ruzika                                               472                 16,528
Jeri Lynn Ryan                                                  276                  9,673
John C. Ryan                                                    514                 18,000
Michael D. Ryan                                                 403                 14,107
Richard A. Sapp                                               2,500                 87,526
Joseph Sassoon                                                1,547                 54,154
Muneer A. Satter                                                874                 30,608
Jonathan S. Savitz                                              298                 10,430
Peter Savitz                                                    799                 27,961
Howard B. Schiller                                              944                 33,028
Antoine Schwartz                                                516                 18,069
Eric S. Schwartz                                              1,704                 59,637
Charles B. Seelig, Jr.                                        1,656                 57,959
Steven M. Shafran                                               721                 25,236
Richard S. Sharp                                              1,934                 67,714
James M. Sheridan                                               810                 28,344
Richard G. Sherlund                                           1,130                 39,541
Michael S. Sherwood                                           1,612                 56,415
Howard A. Silverstein                                         1,314                 46,000
Dinakar Singh                                                   484                 16,934
Christian J. Siva-Jothy                                         497                 17,390
Cody J Smith                                                  1,107                 38,756
Jonathan S. Sobel                                               483                 16,896
Marc A. Spilker                                                 882                 30,865
Daniel W. Stanton                                             1,257                 44,000
Esta E. Stecher                                               1,115                 39,033
Cathrine S. Steck                                               372                 13,010
Fredric E. Steck                                                286                 10,000
Gene T. Sykes                                                   714                 25,000
Mark R. Tercek                                                  801                 28,029
Donald F. Textor                                              1,020                 35,706
John R. Tormondsen                                              752                 26,319
Leslie C. Tortora                                             1,878                 65,742
John L. Townsend III                                          1,582                 55,384
Byron D. Trott                                                1,083                 37,898
Robert B. Tudor III                                             494                 17,303

                                                   SHARES SOLD EACH   TOTAL SHARES SOLD ON
          COVERED PERSON                              TRADING DAY       ALL TRADING DAYS
          --------------                              -----------       ----------------
Thomas E. Tuft                                                2,111                 73,909
Malcolm B. Turnbull*                                            517                 18,096
John E. Urban                                                   491                 17,172
Lee G. Vance                                                  1,244                 43,555
David A. Viniar                                               2,124                 74,341
Barry S. Volpert                                              2,000                 70,000
Thomas B. Walker III                                          2,290                 80,153
George H. Walker IV                                             454                 15,886
Patrick J. Ward                                               2,931                102,590
George W. Wellde, Jr.                                         1,425                 49,880
Anthony G. Williams                                           1,684                 58,958
Gary W. Williams                                              1,428                 50,000
Kendrick R. Wilson III                                        1,281                 44,825
Jon Winkelried                                                1,686                 59,023
Steven J. Wisch                                                 286                 10,000
Richard E. Witten                                             2,015                 70,528
Tracy R. Wolstencroft                                           857                 30,000
Yasuyo Yamazaki                                                 571                 20,000
Danny O. Yee                                                  1,055                 36,923
Michael J. Zamkow                                             1,177                 41,194
Yoel Zaoui                                                      593                 20,749
Gregory H. Zehner                                               733                 25,672
Joseph R. Zimmel                                              2,237                 78,314
Barry L. Zubrow                                               1,836                 64,255
Mark A. Zurack                                                  882                 30,871

TRUSTS
Anahue Trust                                                    300                 10,500
The Guapulo Trust                                             1,071                 37,501
Mark Dehnert Living Trust                                       100                  3,499

PARTNERSHIPS
The Daniel G. Brennan Family Limited Partnership                153                  5,365
Mijen Family Partnership                                        273                  9,570
The Rizner Family Limited Partnership                           229                  8,025

CORPORATIONS
Majix Limited                                                   935                 32,739
Melalula Limited                                              1,850                 64,775

--------
* Includes shares held by a corporation wholly owned by the Covered Person.

Table II

                      TRADING DAY               PRICE PER SHARE
                      -----------------------------------------
                      September 25, 2000        $     117.5957
                      September 26, 2000              112.4850
                      September 27, 2000              108.8514
                      September 28, 2000              111.5335
                      September 29, 2000              114.8677
                      October 2, 2000                 114.8219
                      October 3, 2000                 115.2372
                      October 4, 2000                 109.8555
                      October 5, 2000                 113.5343
                      October 6, 2000                 108.3895
                      October 9, 2000                 105.4208
                      October 10, 2000                101.7795
                      October 11, 2000                 99.5013
                      October 12, 2000                 96.8920
                      October 13, 2000                 98.8632
                      October 16, 2000                102.4214
                      October 17, 2000                 98.0026
                      October 18, 2000                 96.5671
                      October 19, 2000                102.1251
                      October 20, 2000                104.1141
                      October 23, 2000                103.1436
                      October 24, 2000                103.1443
                      October 25, 2000                 97.5391
                      October 26, 2000                 93.5550
                      October 27, 2000                 93.9929
                      October 30, 2000                 95.8599
                      October 31, 2000                 98.3052
                      November 1, 2000                 96.1097
                      November 2, 2000                 98.3170
                      November 3, 2000                100.5218
                      November 6, 2000                 96.8841
                      November 7, 2000                 95.1648
                      November 8, 2000                 92.3112
                      November 9, 2000                 91.2606
                      November 10, 2000                89.2737

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 22, 2000
                                          By: /s/ Gregory K. Palm
                                             --------------------------------
                                             Name: Gregory K. Palm
                                             Title: Attorney-in-Fact

                                  EXHIBIT INDEX

  Exhibit                              Description
  -------                              -----------

     A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999
               (File No. 005-56295) (the "Initial Schedule 13D")).

     B.        Voting Agreement, dated as of April 30, 1999, by and among The
               Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice
               Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

     C.        Voting Agreement, dated as of April 30, 1999, by and among The
               Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
               Sumitomo Bank Capital Markets, Inc. (incorporated by reference to
               Exhibit C to the Initial Schedule 13D).

     D.        Form of Agreement Relating to Noncompetition and Other Covenants
               (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
               Sachs Group, Inc.).

     E.        Form of Pledge Agreement (the "IPO Pledge Agreement")
               (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
               Sachs Group, Inc.).

     F.        Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
               Exhibit E), dated July 10, 2000 (incorporated by reference to
               Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
               July 11, 2000 (File No. 005-56295)).

     G.        Registration Rights Instrument, dated as of December 10, 1999
               (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
               005-56295)).

     H.        Supplemental Registration Rights Instrument, dated as of December
               10, 1999 (incorporated by reference to Exhibit H to Amendment No.
               1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
               005-56295)).

     I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
               (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
               (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
               13D, filed June 30, 2000 (File No. 005-56295)).

     L.        Form of Counterpart to Shareholders' Agreement for non-U.S.
               corporations (incorporated by reference to Exhibit L to Amendment
               No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

     M.        Form of Counterpart to Shareholders' Agreement for non-U.S.
               trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

     N.        Form of Guarantee and Pledge Agreement for non-U.S. corporations
               (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     O.        Form of Pledge Agreement for shareholders of non-U.S.
               corporations (incorporated by reference to Exhibit O to Amendment
               No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

     P.        Form of Pledge Agreement for shareholders of non-U.S.
               corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
               June 30, 2000 (File No. 005-56295)).

     Q.        Form of Counterpart to Shareholders' Agreement for Transferee
               Covered Persons (incorporated by reference to Exhibit Q to
               Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
               (File No. 005-56295)).

     R.        Supplemental Registration Rights Instrument, dated as of June 19,
               2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

     S.        Supplemental Registration Rights Instrument, dated as of July 31,
               2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

     T.        Underwriting Agreement (U.S. Version), dated as of August 1, 2000
               (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     U.        Underwriting Agreement (International Version), dated as of
               August 1, 2000 (incorporated by reference to Exhibit U to
               Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
               (File No. 005-56295)).

     V.        Underwriting Agreement (Asia/Pacific Version), dated as of August
               1, 2000 (incorporated by reference to Exhibit V to Amendment No.
               5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

     W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

     X.        Power of Attorney (incorporated by reference to Exhibit I to
               Amendment No. 1 to the Initial Schedule 13D, filed December 17,
               1999 (File No. 005-56295)).

     Y.        Form of Amended and Restated Member Agreement, dated as of
               September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
               Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

     Z.        Form of Pledge Agreement, dated as of October 31, 2000, between
               GS Inc. and each SLK Covered Person (incorporated by reference to
               Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
               November 3, 2000 (File No. 005-56295)).